 Exhibit 10.1
- Unofficial Translation -

Equity Transfer Agreement

Party A (Transferor):	LU Wenhua
(ID Card No.: 612701197401140015)

Party B (Transferee):	Xi'an Baorun Enterprise Development Co., Ltd.
Legal Representative:	GAO Xincheng

Party A and Party B, after friendly negotiation on the equal basis, have reached the following Agreement with regard to the transfer by Party A of all the equity held by Party A in Shenmu County Erlingtu Hongtu Oil Material Co., Ltd. ("Company") to Party B:

Article I	Definitions

1.	The "Equity Transferred" hereunder means:

(1)           Equity held by Party A in Shenmu County Erlingtu Hongtu Oil Material Co., Ltd.;

(2)           The Company's equity, the major assets of which include: all the assets of the Hongjianzhuo Gas Station that the Company owns, the land occupied by the gas station and all the underground and above ground structures, operation facilities and equipment, including but not limited to the use right to the land occupied by the gas station and the underground and above ground structures, operation facilities and equipment (13 mu of land occupied by the gas station; a 1,200-m2 rain shed and 14 business rooms; 6 oil storage tanks; 10 gas filling machines, two of which are double ; a 15-kilowatt diesel generator; 3 sets of water-supply facility).

(3)           At the time of executing this Agreement, Party A must provide to Party B all the certificates pertaining to the Company and its Hongjianzhuo Gas Station, including but not limited to operation certificates, tax registration certificates, organization code certificates, hazardous and chemical material certificates, land use right certificates, approval documents, and copies of relevant contracts and agreements.

2.           The "Transfer Consideration" hereunder means all the consideration for the equity transfer of RMB 61,000,000.00 in total (Sixty-One Million Yuan even, including all the fees and expenses that Party A must pay to the government administrative authorities in connection with the relevant registration and change registration procedures) that Party B must pay to Party A pursuant to the provisions herein.

Article II	Party A's Information Disclosure Prior to the Execution of this Agreement

1.           Prior to the execution of this Agreement, Party A must present to Party B the original copies of the certificates, approval documents and contracts and agreements pertaining to the Company and its Hongjianzhuo Gas Station mentioned above.

2.           Prior to the execution of this Agreement, Party A must truthfully inform Party B of the sources of the certificates, approval documents and contracts and agreements pertaining to the Company and its Hongjianzhuo Gas Station mentioned above, of their authenticity and the situation about their performance and fulfillment, of the situation about the land use right to the land occupied by the gas station, of the ownership certificates of the property above ground and of the conditions of the underground structure, operation facilities and equipment.  Party A must warrant that it has the complete ownership to such assets and that it shall compensate Party B in full for any loss resulting from any reason on the part of the Company and from any defects of the assets mentioned above.

Article III	Equity Transfer Consideration Payment Method and Term of Payment

1.           The consideration for the equity transfer is RMB 61,000,000.00 (Sixty-One Million Yuan even), and Party A and Party B agree that the payment of the consideration must be in the form of bank transfer into the shareholder's personal account designated by Party A.  The bank with which the account is held: Agricultural Bank of China; Account title: LU Wenhua; Account No.: 6228482940515033319.

2.           On the day following the execution of this Agreement, the two parties will begin the handover of assets; if Party B does not find any material defects about the Company and its gas station assets that will affect the normal operation, Party B must make the first payment to Party A in the amount of the 60% of total equity transfer consideration, that is, RMB 36,600,000.00 (Thirty-Six Million and Six Hundred Thousand even); if Party B finds any material defects about the Company and its gas station assets, Party B has the right to terminate this Agreement and return all the assets received from Party A.

3.           Within 60 days upon receiving the first payment, Party A must have the change registration procedures for all the certificates and documents pertaining the Company and its gas station completed by its legal representative or its responsible person; if there is any loss suffered by Party B as the result of incomplete documentation regarding any assets, Party A must return in full the amount of the first payment for the equity transfer consideration and compensate for all the loss as the result of Party B's inability to have normal operation.  If Party A have delivered all the valid certificates after the change to Party B, then Party B must make the payment in the amount of 30% of the total equity transfer consideration, that is, RMB 18,300,000.00 (Eighteen Million Three Hundred Thousand even) within 15 days upon receiving them.

4.           Party B will pay the remaining 10% of the equity transfer consideration, that is, RMB 6,100,000.00 (Six Million One Hundred Thousand) within 15 business days after the first anniversary of its operation, if Party B confirms that the Company and its gas station has no issues regarding taxes, land use and road planning and the enterprise can continue its operation.

Article IV	Handover of Seals, Documentation and Assets

1.           With 5 days upon the execution of this Agreement, Party A must deliver the original copies of all the certificates and documents listed herein to Party B for Party B to use; Party B must sign and imprint its seal on the delivery list and, at the same time, verify the copies of the certificates and documents against the originals and then sign and imprint its seal on the copies, which are to be maintained by Party A for future reference.

2.           With 5 days upon the execution of this Agreement, Party A must hand over all the assets listed herein to Party B for Party B to use, and Party B must sign and imprint its seal on the handover list.

Article V	Responsibilities Before and After the Execution of This Agreement

1.           After the execution of this Agreement but before formally handover of the gas station, Party A bears all the economical responsibilities for the Company and Hongjianzhuo Gas Station that the Company owns; after the handover, the surviving company bears such responsibilities.

2.           Party A must bear responsibility for all the harm to Party B's interests caused by transferring or pledging the Company and  Hongjianzhuo Gas Station that the Company owns to any third party or by any other means and compensate Party B in full for all the resulting loss.

3.           During the transition period, Party A and Party B must active cooperate with and assist each other so as to resolve all the issues encountered during Party B's operation.

Article VI	Confidentiality Obligation

Party A and Party B both promise that both parties have the obligation to maintain confidentiality on all the financial, legal, management and other information obtained in connection with this Agreement about the other party.   And neither party shall make this Agreement known to any other party besides Party A and Party B; otherwise the party that reveals such information must compensate the other party for all the resulting economic loss.

Article VII	Breach Liability

1.           Party A's failure to fulfill the obligation for delivery and handover and the obligation for completing the change registration procedures in according with the schedule specified herein shall constitute a breach; for each past due day, Party A must pay to Party B a breach penalty in the amount equal to 0.02% of the total equity transfer consideration.

2.           Party B's failure to make payments for the equity transfer consideration in according with the schedule specified herein shall constitute a breach; for each past due day, Party B must pay to Party A a breach penalty in the amount equal to 0.02% of the total equity transfer consideration.

3.           If the loss caused by one party's breach exceeds the breach penalty mentioned above, then the party in breach shall compensate the other party for all the actual loss.

4.           After Party A completes all the required procedures and 30 days from the date when Party A requests Party B to accept the handover of the gas station, if Party B is not able to accept the handover, Party A has the right to terminate the Agreement.  After Party B accepts the handover of the gas station, Party A has no right to request termination of this Agreement.

Article VIII	Resolution of Dispute

Any dispute arising from and in connection with this Agreement must be settled through negotiation between the two parties; if such negotiation fails, the dispute can be submitted to legal proceeding at the people's court that has jurisdiction.

Article IX	Others

1.           This Agreement becomes effective after it is signed and imprinted with seal by both parties.

2.           The performance of this Agreement starts on October 19, 2010; the amount of RMB 20,000,000.00 (Twenty Million even) initially pre-paid will be deducted from the acquisition consideration.

3.           Other matters not covered herein may be negotiated between the two parties and be stipulated in supplemental agreements.  Any supplemental agreement shall have the same legal effect as this Agreement.

4.           This Agreement is in duplicates, with one to each party.

Party A:	/s/ LU Wenhua

Party B:	/seal/ Xi'an Baorun Enterprise Development Co., Ltd.
Representative's signature:	/s/ [signature visible but not legible]

Date:	October 19, 2010
Place:	Xi'an